UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2005

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Marriott Drive
Lincolnshire, Illinois  60069

(Address of principal executive offices, with zip code)

(847) 229-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.  Other Events

Aksys, Ltd. (the “Company”) is a party to a Line of Credit Note (the “Line of Credit”), by and among the Company, as borrower thereunder (the “Borrower”), and Bank One, NA, as lender, dated June 17, 2004.  The Line of Credit provided for an eighteen-month credit facility consisting of an aggregate $6.0 million revolving line of credit which was scheduled to mature on December 31, 2005.  The Line of Credit bore interest at the bank’s prime rate or at LIBOR plus a margin of 0.75%.  Proceeds from the Line of Credit have been used as a deposit to the manufacturer of the PHD System for parts purchased on the Company’s behalf to be used in future production, pursuant to the agreement with that vendor.   Under the Line of Credit the Company was required to maintain a minimum balance in its investment account as collateral for the Line of Credit.   The amount of collateral required was dependant on the type on investments in the account.   As of September 26, 2005, the Company maintained restricted $6,666,666 million of short-term investments in order to satisfy the Line of Credit collateral requirements.

At September 26, 2005 there was $3,400,000 million outstanding under the Line of Credit.   On September 27, 2005 the Company decided to prepay in full and cancel the Line of Credit, thereby eliminating the required minimum investment account balances which were required as collateral under the Line of Credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2005

AKSYS, LTD.

/s/ Laurence P. Birch
By: Laurence P. Birch
Its: Senior Vice President and Chief Financial Officer